Exhibit 99.1

EARNINGS RELEASE	2ND QUARTER 2003

NORTHWEST PIPE REPORTS SECOND QUARTER RESULTS

Portland, Oregon, July 23, 2003 … Northwest Pipe Company (NASDAQ: NWPX) today reported its results for the second quarter of 2003. Sales were $61.5 million compared to $64.4 million in the second quarter of 2002. Net income was $0.4 million, or $0.06 per diluted share for the second quarter of 2003, compared to $2.1 million or $0.31 per diluted share for the same quarter last year.

Sales in the Water Transmission Group were $36.7 million in the second quarter of 2003 compared to $39.9 million for the second quarter last year. The gross profit for this Group was $7.4 million, or 20.3% of sales for the second quarter of 2003, compared to $8.4 million, or 21.1% of sales last year.

The Water Transmission Group’s volume for the second quarter of 2003 was down slightly compared to last year, but improved over the first quarter of 2003 results. “We saw the benefits from the improved backlog at the end of the first quarter of 2003 begin to favorably impact our results in June,” noted Brian Dunham, chief executive officer. Backlog continued to improve in the second quarter, increasing to $81.5 million. The improved backlog and scheduled bidding activity should lead to increased volume in the third quarter. “If bidding activity continues at its expected pace, our backlog should increase again during the third quarter and our Water Transmission volume should be much higher in the second half of the year than it was in the first half,” said Dunham.

The Tubular Products Group’s sales were $24.8 million in the second quarter of 2003 compared to $24.4 million reported for the second quarter last year. The Tubular Products Group’s sales also improved over the first quarter of 2003. Gross profit was $0.4 million in the second quarter of 2003 compared to $2.1 million in the second quarter of 2002. “While gross profit was down significantly from the same period last year, it increased from our first quarter results as expected,” Dunham reported. “The combination of a modest improvement in demand and lower priced steel resulted in the Group turning a loss of $932,000 in the first quarter of 2003 into a gross profit of $383,000 in the second quarter of 2003. Looking ahead, we expect small improvements in market activity and further reductions in steel costs. This should result in an increase in our margins over the next two quarters,” concluded Dunham.

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The Company is headquartered in Portland, Oregon and operates eleven manufacturing facilities across the United States and Mexico.

Statements in this press release other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, should, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503 382 2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Net Sales:
Water Transmission	$36,713	$39,945	$71,971	$83,269
Tubular Products	24,816	24,425	47,218	45,379

Net Sales	61,529	64,370	119,189	128,648

Cost of Sales:
Water Transmission	29,276	31,517	57,068	66,074
Tubular Products	24,433	22,328	47,767	41,867

Total Cost of Sales	53,709	53,845	104,835	107,941

Gross Profit (Loss):
Water Transmission	7,437	8,428	14,903	17,195
Tubular Products	383	2,097	(549)	3,512

Gross Profit	7,820	10,525	14,354	20,707

Selling, General and Administrative	5,818	5,851	11,558	11,550

Operating Income	2,002	4,674	2,796	9,157

Interest Expense	1,283	1,223	2,600	2,666

Income Before Income Taxes	719	3,451	196	6,491

Provision for Income Taxes	282	1,363	77	2,564

Net Income	$437	$2,088	$119	$3,927

Basic Earnings per Share	$0.07	$0.32	$0.02	$0.60

Diluted Earnings per Share	$0.06	$0.31	$0.02	$0.58

Shares Used in Per Share Calculation:
Basic	6,549	6,545	6,549	6,535

Diluted	6,649	6,780	6,655	6,748